Exhibit 10.4
PERFORMANCE STOCK UNIT AWARD AGREEMENT
This Performance Stock Unit Award (“Award”) is awarded on «Grant_date» (“Date of Grant”), by Motorola Solutions, Inc. (the “Company” or “Motorola Solutions”) to «First_Name» «Last_Name» (“Grantee”).
WHEREAS, Grantee is receiving the Award (as a type of Restricted Stock Unit) under Section 8 of the Motorola Solutions Omnibus Incentive Plan of 2015, as amended (the “Omnibus Plan”); and
WHEREAS, the Award is being made by the Compensation and Leadership Committee (the “Compensation Committee”) of the Board of Directors as provided in the Motorola Solutions Long Range Incentive Plan, as Amended and Restated February 11, 2021 (the “LRIP”).
NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Company hereby awards Performance Stock Units to you on the following terms and conditions:
1.Award of Performance Stock Units. The Company hereby grants to you a target number of «Txt_Nbr_of_Shares» Motorola Solutions Performance Stock Units (the “PSUs”) subject to the terms and conditions set forth below and subject to adjustment as provided in the LRIP and the Omnibus Plan, which provides an opportunity to earn up to a maximum number of shares of Motorola Solutions Common Stock (“Common Stock”) equal to 250% of such target number. No PSU shall be paid unless earned in accordance with this agreement. All PSUs that become earned pursuant to this agreement shall be paid in whole shares of Common Stock; no fractional shares shall be credited or delivered to you. The PSUs are granted pursuant to the Omnibus Plan and are subject to all of the terms and conditions of the Omnibus Plan, and shall only be subject to the LRIP as specifically referenced in this Award.
2.Restrictions. The PSUs are being awarded to you subject to the transfer and forfeiture conditions set forth below (the “Restrictions”). In its sole discretion, the Compensation Committee or its delegee may amend or waive the provisions of subparagraphs (b) or (c) hereof, in whole or in part, to the extent necessary or advisable to comply with applicable laws, as determined by the Compensation Committee (or its delegee):
a.No Assignment. Prior to the earning of the PSUs as described in Section 3 below, you may not directly or indirectly, in any capacity, by operation of law or otherwise, voluntarily or involuntarily, sell, assign, pledge, encumber, charge or otherwise transfer any of the PSUs still subject to Restrictions. The PSUs shall be forfeited if you violate or attempt to violate this transfer restriction.
b.Restricted Conduct. As consideration for the PSUs granted above under the terms of this Award and in acknowledgement of Motorola Solutions having provided you with confidential and proprietary information as a Motorola Solutions vice president or elected officer, you agree that you will comply with the restrictions set forth in subparagraphs (i) through (vi) below. If you violate or attempt to violate any of the restrictions described in subparagraphs (i) through (vi) below for any reason, you acknowledge and agree that the Company would suffer irreparable harm, will have no adequate remedy at law and shall be entitled to injunctive relief. You also acknowledge and agree that in addition to all remedies in law and/or equity available to the Company or any Subsidiary (as defined in the LRIP), including without limitation injunctive relief or the recovery of liquidated damages, you shall forfeit all PSUs (whether or not earned) and shall immediately pay to the Company, with respect to previously earned PSUs, an amount equal to (x) the per share Fair Market Value (as defined in Section 29 below) of the Common Stock on the date on which the Restrictions lapsed with respect to the applicable earned PSUs times (y) the number of shares underlying such previously-earned PSUs, without regard to any Tax-Related Items (as defined in Section 9) that may have been deducted from such amount. For purposes of subparagraphs (i) through (vi) below, “Company” or “Motorola Solutions” shall mean Motorola Solutions, Inc. and/or any of its Subsidiaries.
(i)Confidential Information. During the course of your employment with the Company or any Subsidiary and thereafter, you agree that you will not use or disclose, except on behalf of the Company and pursuant to the Company’s directions, any Confidential Information (as defined in Section 29 below);
(ii)Solicitation of Employees. During your employment and for a period of one year following the termination of your employment for any reason, you agree that you will not hire, recruit, solicit or induce, or cause, allow, permit or aid others to hire, recruit, solicit or induce, or to communicate in support of those activities, any employee of the Company who possesses Confidential Information of the Company to terminate his/her employment with the Company and/or to seek employment with your new or prospective employer, or any other company;
(iii)Solicitation of Customers. During your employment and for a period of one year following the termination of your employment for any reason, you agree that you will not, directly or indirectly, in any capacity, on behalf of yourself or any other person, company or entity, solicit or participate in soliciting, products or services competitive with or similar to products or services offered by, manufactured by, designed by or distributed by the Company to any person, company or entity which was a customer or potential customer for such products or services and with which you had direct or indirect contact regarding those products or services or about which you learned Confidential Information at any time during the one year prior to your termination of employment with the Company;
(iv)Non-Competition regarding Products or Services. During your employment and for a period of one year following the termination of your employment for any reason, you agree that you will not, directly or indirectly, in any capacity, provide products or services competitive with or similar to products or services offered by the Company to any person, company or entity which was a customer for such products or services and with which customer you had direct or indirect contact regarding those products or services or about which customer you learned Confidential Information at any time during the one year prior to your termination of employment with the Company;
(v)Non-Competition regarding Activities. During your employment and for a period of one year following the termination of your employment for any reason, you agree that you will not, directly or indirectly, in any capacity, for your new or prospective employer, or any other person, company, or entity, accept employment involving or otherwise engage in any activity or activities competitive with or similar to any activity or activities in which you engaged at any time during the one year preceding termination of your employment with the Company in connection with any products, services, projects or technological developments (existing or planned) on which you worked or about which you learned Confidential Information at any time during the one year preceding termination of your employment; provided that this sub-paragraph (v) applies in any countries in which you have physically been present performing work for the Company at any time during the one year preceding termination of your employment; and
(vi)Non-Competition regarding Other Companies. During your employment and for a period of one year following the termination of your employment for any reason, you agree that you will not, directly or indirectly, in any capacity, accept employment with, render services to and/or act as an agent, associate, independent contractor, consultant, manager, member or partner of any person, company, or entity that competes with the Company in connection with any products, services, projects or technological developments (existing or planned) on which you worked or about which you learned Confidential Information at any time during the one year preceding termination of your employment.
c.    Recoupment Policy. If you are an officer subject to Section 16, or become subject to Section 10D, of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) the PSUs are subject to the terms and conditions of the Company’s Policy Regarding Recoupment of Incentive Payments upon Financial Restatement (such policy, as it may be amended from time to time, including as it may be amended to comply with Section 10D of the Exchange Act, the “Recoupment Policy”). The Recoupment Policy provides that, in the event of certain accounting restatements (a “Policy Restatement”), the Company’s independent directors may require, among other things (i) cancellation of any of the PSUs that remain outstanding; and/or (ii) reimbursement of any gains in respect of the PSUs, if and to the extent the conditions set forth in the Recoupment Policy apply. Any determinations made by the independent directors in accordance with the Recoupment Policy shall be binding upon you. The Recoupment Policy is in addition to any other remedies which may be otherwise available to the Company at law, in equity or under contract, or otherwise required by law, including under Section 10D of the Exchange Act.
Notwithstanding the foregoing, nothing in this Section 2 is intended to or shall limit, prevent, impede or interfere with your non-waivable right, without prior notice to the Company, to provide information to the government, participate in investigations, testify in proceedings regarding the Company or any Subsidiary’s past or future conduct, engage in any activities protected under whistleblower statutes, or to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. You do not need prior authorization from the Company to make any such reports or disclosures and are not required to notify the Company that you have made such reports or disclosures.
3.Earning. Subject to the remaining terms and conditions of this Award, and provided the PSUs have not been forfeited as described in Section 2 above, the PSUs will be earned as follows:
a.Performance Period. The PSUs will be earned and payable, if at all, based on the Company’s performance from [____________], 20[__] until [____________], 20[__] (the “Performance Period”) to the extent provided in the following schedule, to be determined following the Compensation Committee’s certification of the achievement of the applicable performance criteria set forth in Appendix A (such date, the “Performance Certification Date”), which certification shall occur in no event later than March 15 of the year following the end of the Performance Period for which the PSUs may be earned:

(A) PSUs Eligible to be Earned	(B) Payout Factor	(C) Number of PSUs Earned
100% of Target PSU Award	See Appendix A for Payout Factors	Target PSU Award (Column A) times Payout Factor (Column B)

Any PSUs that fail to be earned pursuant to Section 3(a) shall be forfeited, subject to the special provisions set forth in Sections 3(b) and (c). Any unearned PSUs shall be automatically forfeited upon your termination of employment with Motorola Solutions prior to the last day of the Performance Period for any reason other than as specifically set forth in Sections 3(b) and (c) below. The Company will not be obligated to pay you any consideration whatsoever for forfeited PSUs. For the avoidance of doubt, you must remain employed on the last day of the Performance Period in order to earn any PSUs pursuant to this Award, except as explicitly set forth in this Award; provided, however, that if you take a Leave of Absence (as defined in the LRIP) from Motorola Solutions or a Subsidiary, such period shall constitute continued employment for purposes of this Award; provided, further, that, in such circumstances, the total number of PSUs that may become earned and payable to you shall be pro-rated in accordance with the terms and conditions set forth in the LRIP.
b.Total and Permanent Disability or Death. Upon the occurrence of your termination of employment with Motorola Solutions and its Subsidiaries due to Total and Permanent Disability (as defined in the LRIP) or death, in each case prior to the last day of the Performance Period, the target number of PSUs for the Performance Period shall become fully earned, assuming achievement of the applicable performance criteria at the target performance level, such that if the Award becomes earned pursuant to this Section 3(b), the Payout Factor shall be deemed to equal 1 (one).
c.Certain Terminations of Employment. Upon the occurrence of your termination of employment with Motorola Solutions and its Subsidiaries due to (i) a Divestiture (as defined in the LRIP) that occurs during the final calendar year of the Performance Period, (ii) your termination of employment by Motorola Solutions or a Subsidiary for reasons other than for Serious Misconduct (as defined in the LRIP) during the final calendar year of the Performance Period, or (iii) Retirement (as defined in the LRIP) prior to the last day of the Performance Period, and if the PSUs have not been forfeited as described in Section 2 above, then a number of PSUs for the Performance Period shall remain subject to performance through the end of the Performance Period and shall become earned based upon actual achievement of the applicable performance criteria set forth in Appendix A for the Performance Period on a pro rata basis in an amount equal to (A) the number of PSUs under this Award that become earned based on actual performance as described in this Section 3(c), multiplied by (B) a fraction, the numerator of which is the number of completed full months of service by you from the beginning of the Performance Period to your date of termination and the denominator of which is the number of months in the Performance Period.
4.Payment and Settlement of Earned PSUs.
a.General. Upon the earning of the PSUs described in Section 3 above, the Company shall, at its election, either: (i) establish a brokerage account for you and credit to that account the number of shares of Common Stock of the Company equal to the number of PSUs that have been earned; or (ii) deliver to you a certificate representing a number of shares of Common

Stock equal to the number of PSUs that have been earned. Such earned PSUs shall be paid and settled as soon as practicable following the Performance Certification Date, but in no event later than March 15 of the year following the end of the Performance Period for which the PSUs were earned.
b.Total and Permanent Disability or Death. Upon the occurrence of your termination of employment with Motorola Solutions and its Subsidiaries due to Total and Permanent Disability or death prior to the last day of the Performance Period (as described in Section 3(b) above), the PSUs that become earned pursuant to Section 3(b) shall be settled within 30 days of your termination of employment due to your Total and Permanent Disability or death.
c.Certain Terminations of Employment. Upon the occurrence of your termination of employment with Motorola Solutions and its Subsidiaries due to (i) a Divestiture (as defined in the LRIP) that occurs during the final calendar year of the Performance Period, (ii) your termination of employment by Motorola Solutions or a Subsidiary for reasons other than for Serious Misconduct (as defined in the LRIP) during the final calendar year of the Performance Period, or (iii) Retirement (as defined in the LRIP) prior to the last day of the Performance Period (each as described in Section 3(c) above), the PSUs that become earned PSUs in accordance with Section 3(c) will be payable as soon as practicable following the Performance Certification Date, based on the applicable performance criteria set forth in Appendix A, but in no event later than March 15 of the year following the end of the Performance Period for which the PSUs were earned; provided, however, that in the event that any of the events described in clauses (i), (ii), or (iii) above occurs prior to the end of the Performance Period and a Change in Control subsequently occurs after such event but prior to the end of the Performance Period, the PSUs that become earned PSUs in accordance with Section 3(c) shall be paid within 30 days of the consummation of such Change in Control.
5.Change in Control.
a.Notwithstanding anything in Sections 3 and 4 of this Award to the contrary, if a Change in Control of the Company occurs prior to the end of the Performance Period, and the successor corporation (or parent thereof) does not assume this Award or replace it with an economically equivalent award, then the target number of PSUs for the Performance Period during which such Change in Control occurs shall become fully earned, assuming achievement of the applicable performance criteria at the target performance level; provided, however that, with respect to any Award that is assumed or replaced, such assumed or replaced Award shall (i) no longer be subject to any performance condition, which shall be deemed satisfied at the target performance level for such assumed or replaced Award (i.e., the Payout Factor shall be deemed to equal one (1)), and (ii) be subject only to a time-based vesting period substantially equivalent to the applicable remaining Performance Period for such award; provided, further, that replacement awards shall be subject to accelerated vesting upon the occurrence of any of the following within 24 months following such Change in Control (or such lesser period as may remain in the Performance Period) (each a “Qualifying Termination”): (A) if you are involuntarily terminated for a reason other than Cause, (B) if you resign for Good Reason, or (C) you are eligible or become eligible for Retirement. For purposes of this paragraph, the terms “Change in Control,” “Cause,” and “Good Reason” are defined in the Omnibus Plan. In the event that your employment is terminated for any reason prior to satisfying the time-based vesting condition, other than pursuant to a Qualifying Termination, the Award shall immediately and automatically be forfeited.
b.Upon the occurrence of a Change in Control prior to the end of the Performance Period, all PSUs that become earned pursuant to Section 5(a) above by reason of the failure of the successor corporation (or parent thereof) in the Change in Control to assume this Award or replace it with an economically equivalent award shall be settled within 30 days of the consummation of the Change in Control.
c.Upon the occurrence of a Change in Control prior to the end of the Performance Period and the subsequent assumption or replacement of this Award with an economically equivalent award by the successor corporation (or parent thereof) in the Change in Control, the settlement of any such assumed or replacement award that becomes payable to you on account of your Qualifying Termination shall be settled within 30 days following such Qualifying Termination; provided, however that in the event that you are eligible or become eligible for Retirement prior to a Qualifying Termination, such award will be settled no later than March 15 of the calendar year following later of (x) the calendar year in which the Change in Control occurs, or (y) the calendar year in which you are eligible or become eligible for Retirement.
6.Whole Shares. All earned PSUs shall be paid in whole shares of Common Stock; no fractional shares shall be credited or delivered to you.
7.Adjustments. The PSUs shall be subject to adjustment as provided in Section 16 of the Omnibus Plan.
8.Dividends. No dividends (or dividend equivalents) shall be paid with respect to unearned PSUs credited to your account.
9.Tax-Related Items.
a.Responsibility for Taxes. By accepting the Award, you acknowledge and agree that:
i.regardless of any action taken by the Company or, if different, your employer (the “Employer”), you shall be ultimately responsible for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the LRIP and the Omnibus Plan and legally applicable to you or legally imposed on the Company or the Employer as a result of your participation in the LRIP and the Omnibus Plan and deemed by the Company or the Employer to be an appropriate charge to you (“Tax-Related Items”);
ii.your liability for Tax-Related Items may exceed the amount, if any, actually withheld by the Company or the Employer;
iii.the Company and/or the Employer make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting, earning, or settlement of the PSUs, and the subsequent sale of shares of Common Stock acquired pursuant to such settlement, if any;

iv.the Company and/or the Employer do not commit to and are under no obligation to structure the terms of the grant of the Award or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result; and
v.if you are subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
b.    Withholding Taxes. Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:
i.withholding shares of Common Stock otherwise deliverable to you in connection with settlement and payment of the PSUs; or
ii.withholding from proceeds of the sale of shares of Common Stock acquired upon settlement and payment of the PSUs, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization).
Depending on the withholding method, the Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable withholding amounts or other applicable withholding rates, including minimum and maximum applicable rates in the relevant jurisdiction(s), in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Common Stock. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the earned PSUs, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items. You agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Omnibus Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Common Stock, or the proceeds of the sale of such shares, if you fail to comply with your obligations in connection with the Tax-Related Items.
c.    Withholding Taxes for Section 16 Officers. Notwithstanding Section 9(b) above, if you are considered an officer for purposes of Section 16 of the Exchange Act, you may elect to satisfy your obligations for Tax-Related Items by one of the withholding methods set forth in Section 9(b)(i) - (ii) above, unless otherwise set forth in any applicable International Appendix for your country. In the absence of such an election, the Company and/or the Employer will satisfy the obligations with regard to all Tax-Related Items by withholding in shares of Common Stock otherwise deliverable in connection with the applicable earned PSUs, as set forth in Section 9(b)(i), unless the use of such withholding method is problematic under applicable tax or securities laws, or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items will be satisfied by the methods set forth in Section 9(b)(ii) above.
10.Voting and Other Rights.
i.You shall have no rights as a stockholder of the Company in respect of the PSUs, including the right to vote and to receive cash dividends and other distributions until delivery of certificate or equivalent representing shares of Common Stock in satisfaction of the PSUs.
ii.The grant of PSUs does not confer upon you any right to continue in the employ of the Company or a Subsidiary or to interfere with the right of the Company or a Subsidiary to terminate your employment at any time.
11.Funding. No assets or shares of Common Stock shall be segregated or earmarked by the Company in respect of any PSUs awarded hereunder. The grant of PSUs hereunder shall not constitute a trust and shall be solely for the purpose of recording an unsecured contractual obligation of the Company.
12.Nature of Award. In accepting the Award, you acknowledge, understand and agree that:
a.the Omnibus Plan and LRIP are established voluntarily by the Company, they are discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the LRIP and the Omnibus Plan;
b.the grant of PSUs is exceptional, voluntary, non-recurrent and occasional and does not create any contractual or other right to receive future grants of PSUs, or benefits in lieu of PSUs, even if PSUs have been granted in the past;
c.all decisions with respect to future grants of PSUs or other awards, if any, will be at the sole discretion of the Company;
d.the Award and your participation in the LRIP and the Omnibus Plan shall not create or amend an employment or service contract with the Company, the Employer or any Subsidiary, and shall not interfere with the ability of the Company, the Employer or any Subsidiary, as applicable, to terminate your employment relationship (if any) at any time;
e.you are voluntarily participating in the LRIP and the Omnibus Plan;
f.the PSUs and the shares of Common Stock subject to the PSUs are not intended to replace any pension rights or compensation;
g.the PSUs and the shares of Common Stock subject to the PSUs and the income from and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, leave-related pay, pension or retirement benefits or payments, welfare benefits or any similar mandatory payments;
h.the future value of the shares of Common Stock underlying the PSUs is unknown, indeterminable and cannot be predicted with certainty;
i.except as otherwise provided in this agreement, in the Omnibus Plan or the LRIP, or by the Company in its discretion, the PSUs and the benefits evidenced by the Agreement do not create any entitlement to have the PSUs or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock of the Company;
j.unless otherwise agreed with the company in writing, the PSUs and the shares of Common Stock subject to the PSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of any Subsidiary;
k.the PSUs and the shares of Common Stock subject to the PSUs are not part of normal or expected compensation or salary for any purpose;
l.none of the Company, the Employer or any Subsidiary shall be liable for any foreign exchange rate fluctuation between your local currency and the U.S. dollar that may affect the value of the PSUs or of any amounts due to you pursuant to the settlement of the PSUs or the subsequent sale of any shares of Common Stock acquired upon settlement of the PSUs; and
m.no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from the termination of your employment (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any).
13.Acknowledgements. With respect to the PSUs, this agreement is the entire agreement with the Company. No waiver of any breach of any provision of this agreement by the Company shall be construed to be a waiver of any succeeding breach or as a modification of such provision. The provisions of this agreement shall be severable and in the event that any provision of this agreement shall be found by any court as specified in Section 20 below to be unenforceable, in whole or in part, the remainder of this agreement shall nevertheless be enforceable and binding on the parties. You hereby agree that the court may modify any invalid, overbroad or unenforceable term of this agreement so that such term, as modified, is valid and enforceable under applicable law. Further, by accepting any Award under this agreement, you affirmatively state that you have not, will not and cannot, rely on any representations not expressly made herein.
14.Motorola Solutions Assignment Rights. Motorola Solutions shall have the right to assign this agreement, which shall not affect the validity or enforceability of this agreement. This agreement shall inure to the benefit of assigns and successors of Motorola Solutions.
15.Waiver. The failure of the Company to enforce at any time any provision of this agreement shall in no way be construed to be a waiver of such provision or any other provision hereof.
16.Actions by the Compensation Committee. The Compensation Committee may delegate its authority to administer this agreement consistent with applicable law. The actions and determinations of the Compensation Committee or its delegate shall be binding upon the parties.
17.Agreement Following Termination of Employment.
a.You agree that upon termination of employment with Motorola Solutions or a Subsidiary, you will immediately inform Motorola Solutions of (i) the identity of any new employer (or the nature of any start-up business or self-employment), (ii) your new title, and (iii) your job duties and responsibilities.

b.You hereby authorize Motorola Solutions or a Subsidiary to provide a copy of this agreement to your new employer. You further agree to provide information to Motorola Solutions or a Subsidiary as may from time to time be requested in order to determine your compliance with the terms hereof.
18.Consent to Transfer Personal Data.
a.By accepting the Award, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in the Agreement and any other Award grant materials (“Data”) by and among, as applicable, the Employer, the Company and any Subsidiary for the exclusive purpose of implementing, administering and managing your participation in the LRIP and the Omnibus Plan. You understand that Data may include certain personal information about you, including, but not limited to, your name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all PSUs or any other entitlement to shares of Common Stock awarded, canceled, purchased, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the LRIP and the Omnibus Plan.
b.You understand that Data will be transferred to the Designated Broker (as defined in Section 29), which is assisting the Company with the implementation, administration and management of the Omnibus Plan. You understand that the recipients of Data may be located in the United States or elsewhere, and that a recipient’s country of operation (e.g., the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of Data by contacting your human resources representative.
c.You authorize the Company, the Designated Broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the LRIP and the Omnibus Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Omnibus Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the LRIP and the Omnibus Plan. You understand if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your human resources representative. You understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to withdraw your consent, your employment status with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to make grants of PSUs or other awards to you, or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the LRIP and the Omnibus Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your human resources representative.

d.If you work or reside in the European Union or European Economic Area (including the United Kingdom) and Switzerland, you acknowledge that you have read the Terms and Conditions appearing in the International Appendix to this Award Agreement (if applicable) for Countries within the European Union and European Economic Area (including the United Kingdom) and Switzerland related to the European General Data Protection Regulation.
19.Remedies for Breach. You hereby acknowledge that the harm caused to the Company by the breach or anticipated breach of Section 2(b) above will be irreparable and further agree the Company may obtain injunctive relief against you in addition to and cumulative with any other legal or equitable rights and remedies the Company may have pursuant to this agreement, any other agreements between you and the Company for the protection of the Company’s Confidential Information (as defined in Section 29) or law, including the recovery of liquidated damages. You agree that any interim or final equitable relief entered by a court of competent jurisdiction, as specified in Section 20 below, will, at the request of the Company, be entered on consent and enforced by any such court having jurisdiction over you. This relief would occur without prejudice to any rights either party may have to appeal from the proceedings that resulted in any grant of such relief.
20.Governing Law and Choice of Venue. All questions concerning the construction, validity and interpretation of this Award shall be governed by and construed according to the law of the State of Illinois without regard to any state’s conflicts of law principles. Any disputes regarding this Award or agreement shall be brought only in the state or federal courts of Illinois.
21.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the LRIP or the Omnibus Plan, or your acquisition or sale of the underlying shares of Common Stock. You acknowledge and agree that you should consult with your own personal tax, legal and financial advisors regarding your participation in the LRIP and the Omnibus Plan before taking any action related to the Omnibus Plan.
22.Compliance with Law. Notwithstanding any other provision of the LRIP, the Omnibus Plan, or this agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Common Stock, the Company shall not be required to deliver any shares of Common Stock issuable upon earning or settlement of the PSUs prior to the completion of any registration or qualification of the Common Stock under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Common Stock with the SEC or any state or foreign securities commission, or to seek approval or clearance from any governmental authority for the issuance or sale of the shares of Common Stock. Further, you agree that the Company shall have unilateral authority to amend the LRIP, the Omnibus Plan, and the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares of Common Stock.
23.Insider Trading Restrictions/Market Abuse Laws. You acknowledge that, depending on your country of residence or the Designated Broker’s country or country where the Common Stock is listed, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to accept, acquire, sell, attempt to sell or otherwise dispose of Common Stock, rights to Common Stock (e.g., PSUs) or rights linked to the value of Common Stock during such times as you are considered to have “inside information” regarding the Company (as defined by or determined under the laws in the applicable jurisdiction). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before possessing inside information. Furthermore, you could be prohibited from (a) disclosing the inside information to any third party, which may include your fellow employees (other than on a “need to know” basis) and (b) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You are responsible for ensuring compliance with any applicable restrictions and should consult your personal legal advisor on this matter.
24.Language. You acknowledge that you are sufficiently proficient in English or have consulted with an advisor who is sufficiently proficient in English to understand the terms and conditions of the Agreement. Furthermore, if you have received the Agreement or any other document related to the Award and/or the Omnibus Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
25.Exchange Control, Tax and/or Foreign Asset/Account Reporting. You acknowledge that there may be exchange control, tax, foreign asset and/or account reporting requirements which may affect your ability to acquire or hold shares of Common Stock acquired under the Omnibus Plan or cash received from participating in the LRIP or the Omnibus Plan (including from any dividends paid on shares of Common Stock acquired under the Omnibus Plan) in a brokerage/bank account or legal entity outside your country. You may be required to report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the LRIP or the Omnibus Plan to your country through a designated bank or broker within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations, and you should consult your personal legal advisor for any details.
26.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the LRIP and the Omnibus Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the LRIP and the Omnibus Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
27.International Appendix. Notwithstanding any provision of this agreement, the Award shall be subject to any terms and conditions set forth in the International Appendix to this agreement for your country, if applicable. Moreover, if you relocate to one of the countries included in such International Appendix, the terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The International Appendix, if applicable, constitutes part of this agreement.
28.Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the LRIP and the Omnibus Plan, on the PSUs and on any shares of Common Stock acquired under the Omnibus Plan (or the proceeds from the sale of such shares), to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

29.Definitions. Any capitalized terms used herein that are not otherwise defined below or elsewhere in this agreement shall have the same meaning provided under the LRIP and the Omnibus Plan.
a.“Confidential Information” means information concerning the Company and its business that is not generally known outside the Company, and includes (i) trade secrets; (ii) intellectual property; (iii) the Company’s methods of operation and Company processes; (iv) information regarding the Company’s present and/or future products, developments, processes and systems, including invention disclosures and patent applications; (v) information on customers or potential customers, including customers’ names, sales records, prices, and other terms of sales and Company cost information; (vi) Company personnel data; (vii) Company business plans, marketing plans, financial data and projections; and (viii) information received in confidence by the Company from third parties. Information regarding products, services or technological innovations in development, in test marketing or being marketed or promoted in a discrete geographic region, which information the Company or one of its affiliates is considering for broader use, shall be deemed not generally known until such broader use is actually commercially implemented.
b.“Designated Broker” means E*TRADE Financial Services LLC or such other stock plan service provider as may be selected by the Company in the future for purposes of assisting the Company with the implementation, administration and management of the Omnibus Plan.
c.“Fair Market Value” shall be the closing price for a share of Common Stock on the date on which any PSUs earned pursuant to this Award are paid in accordance with Section 4 above (such date, the “Payment Date”), as reported for the New York Stock Exchange-Composite Transactions in the Wall Street Journal at www.online.wsj.com. In the event the New York Stock Exchange is not open for trading on the Payment Date, or if the Common Stock does not trade on such day, Fair Market Value for this purpose shall be the closing price of the Common Stock on the last trading day prior to the Payment Date.
30. 409A Compliance Applicable Only to Grantees Subject to U.S. Tax. Notwithstanding any provision in this Award to the contrary, if you are a “specified employee” (certain officers of Motorola Solutions within the meaning of Treasury Regulation Section 1.409A-1(i) and using the identification methodology selected by Motorola Solutions from time to time) on the date of your termination of employment, any payment which would be considered “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) that you are entitled to receive upon termination of employment, and which otherwise would be paid or delivered during the six month period immediately following the date of your termination of employment, will instead be paid or delivered on the earlier of (a) the first day of the seventh month following the date of your termination of employment and (b) your death. For purposes of determining the time of payment or delivery of any payment you are entitled to receive upon termination of employment, the determination of whether you have experienced a termination of employment will be determined by Motorola Solutions in a manner consistent with the definition of “separation from service” under the default rules of Section 409A of the Code.
31.Acceptance of Terms and Conditions. By electronically accepting the Award within 30 days after the date of the electronic mail notification by the Company to you of the grant of the Award (“Email Notification Date”), you agree to be bound by the terms and conditions, the Omnibus Plan, the LRIP, and any and all rules and regulations established by Motorola Solutions in connection with awards issued under the LRIP and/or the Omnibus Plan. If you do not electronically accept the Award within 30 days of the Email Notification Date, you will not be entitled to the PSUs.
32.Plan Documents. The Omnibus Plan and the Prospectus for the Omnibus Plan are available on the Motorola Solutions website at https://batchat.motorolasolutions.com/home/ls/community/stock-programs and the LRIP is available at https://batchat.motorolasolutions.com/home/ls/community/executive-rewards. You may also contact PeopleConnect at https://drive.google.com/file/d/1xS974Zgt0UGortUQkzY9eU_AYXGg2Pbu. Alternatively, write to Global Rewards Equity Administration, Motorola Solutions, Inc., 500 W. Monroe Street, Chicago, Illinois 60661 U.S.A. to request documents.

APPENDIX A

Relative TSR Payout Scale*
MSI 3-Year TSR Percentile Rank	Payout Factor**
90th – 100th Percentile	250%
80th – 89.99th Percentile	200%
70th – 79.99th Percentile	175%
60th – 69.99th Percentile	150%
55th – 59.99th Percentile	110%
50th – 54.99th Percentile	90%
45th – 49.99th Percentile	80%
35th – 44.99th Percentile	50%
30th – 34.99th Percentile	30%
< 30.00th Percentile	0%

*“Relative TSR” means the Company’s total stockholder return performance (i.e., (Ending Stock Price – Beginning Stock Price) divided by Beginning Stock Price) relative to the companies listed in the S&P 500 at the beginning of the Performance Period.
“Beginning Stock Price” means the daily average stock price during the three months immediately preceding the first day of Performance Period.
“Ending Stock Price” means the daily average stock price during the three months immediately preceding the last day of the Performance Period, with all dividends deemed reinvested.
**The Compensation Committee reserves the right to reduce the payout, in its discretion, if the Company’s TSR performance during the Performance Period is negative.

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